EXHIBIT 99.1
FOR RELEASE ON OCTOBER 28, 2008 at 7:30 a.m. EDT

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000
TASER International, Inc. Reports Results
For Third Quarter 2008
Company reports sequential revenue growth with $22.9 million in revenue, generates $4.9 million in cash from operations and $0.01 EPS
SCOTTSDALE, Ariz., October 28, 2008 — TASER International, Inc. (NASDAQ: TASR) (“TASER” or “the Company”) a market leader in advanced electronic control devices (ECD) today reported financial results for the fiscal third quarter ended September 30, 2008.
For the third quarter of 2008, revenues were $22.9 million, a $5.7 million, or 20% decrease over the same quarter of the prior year. On a sequential basis, sales increased $1.8 million, driven primarily by a strong presence of international orders. The decline in sales versus the prior year reflects a continuing trend of lower municipal spending in the U.S., as law enforcement and correctional agencies reassign budget dollars due to economic constraints. Operations continued to demonstrate improvement, as gross margin increased to 60.8% in the third quarter of 2008, compared to 56.1% in the third quarter of 2007, reflecting the Company’s continued focus on production efficiency and cost controls. Research and development expenses increased by $2.4 million, or 240%, in the third quarter of 2008 compared to the same period in 2007. The increase in research and development spending was consistent with the Company’s initiatives towards extending its technological leadership to drive future growth and promote product diversification. As a result of the decrease in sales, combined with increased research and development spending, net operating income for the third quarter was $1.5 million compared to $6.9 million for the same period a year ago. The net income and diluted earnings per share for the third quarter of 2008 were $0.6 million and $0.01, respectively.
The Company generated $4.9 million from operating activities during the third quarter and ended the quarter with cash and cash equivalents of $42.5 million and zero debt.
Significant events in the third quarter of 2008 include the following:
1.	International sales represented 16% of total net sales for the quarter, compared to 12% in the second quarter of 2008. Significant shipments included the first order for 1,246 TASER® X26™ ECDs from the Queensland Police Services in Australia, which has more than 9,000 law enforcement officers and is adopting TASER® technology after conducting extensive studies and trials. A follow-on order for 1,000 TASER X26 devices was also received from the Korean National Police Agency, which expanded its existing program.

2.	French Prime Minister Mr. François Fillon and French Interior Minister Michéle Alliot-Marie issued an official decree in September which will permit local French law enforcement agencies to deploy TASER® ECDs. There currently are more than 20,000 police officers at more than 4,000 local agencies in France.

3.	One of the more significant domestic orders announced during the quarter was for 400 TASER X26 ECDs and 400 TASER®CAM™ audio/visual recording systems from Palm Beach County Sheriff’s Office in West Palm Beach, FL.

4.	In August, the Company named Jas Dhillon as Chief Strategy Officer and General Manager of the newly formed TASER Virtual Systems Division. Prior to joining TASER International, Mr. Dhillon was a Senior Executive at Microsoft, leading the team responsible for Business Development, Strategy, Product Innovation, and Mergers/Acquisitions for Microsoft® Office Live. At TASER, Mr. Dhillon will be leading the development of sophisticated software architectures and a fully integrated product roadmap as part of the Company’s imperative strategic initiatives.

5.	Abstracts of four (4) human studies examining the safety of TASER devices, including the eXtended Range Electronic Projectile (XREP), were presented during the quarter at the Australasian College for Emergency Medicine Winter Symposium. The studies’ conclusive results found that TASER ECDs do not significantly impair breathing nor affect the human heart adding to the significant body of scientific and medical research on the general safety of TASER technology.

6.	Three (3) more product liability suits were dismissed during the quarter, representing at the end of the quarter a total of seventy-four (74) wrongful death or injury suits that have been dismissed or judgment entered in favor of the Company.

7.	After the close of the quarter, the Company learned on Friday, October 24 that the United States District Court for the Northern District of California eliminated the $5.2 million in punitive damages awarded by the jury in Betty Lou Heston, et al. v. City of Salinas, TASER International, Inc., et al., TASER’s first product liability courtroom loss in June 2008. This is a significant legal finding in the Company’s favor and will reduce the estimated total damages from the case by over 97% to only

$153,150 in compensatory damages. It is anticipated the judgment will be entered during the fourth quarter.
“I am proud of the hard work of our entire team that turned in sequential revenue growth, profitability, solid margins, and almost $5 million in cash from operations, despite the current economic environment,” said Rick Smith, Chief Executive Officer of TASER International, Inc. “Difficult economic times like these create opportunities for market leaders like TASER International to extend our technological and market leadership. During a period when many companies were eliminating their future growth initiatives, we were able to remain profitable and maintain positive cash flows, while also making significant investments towards the Company’s future. I believe that these investments will further extend our leadership position well into the future, and our strong balance sheet gives us the operational flexibility to capitalize on opportunities unavailable to many other companies.”
The Company will host its third quarter 2008 earnings conference call on Tuesday, October 28, 2008 at 10:00 a.m. ET. The conference call is available via web cast and can be accessed on the “Investor Relations” page at www.TASER.com. To access the teleconference, please dial: 1-866-510-0707 or 1-617-597-5376. The pass code is 69153328 for both numbers.
About TASER International, Inc. (TASR):
TASER International’s products protect life, providing advanced Electronic Control Devices for use in the law enforcement, medical, military, corrections, professional security, and personal protection markets. TASER® devices use proprietary technology to incapacitate dangerous, combative, or high-risk subjects who pose a risk to law enforcement officers, innocent citizens, or themselves in a manner that is generally recognized as a safer alternative to other uses of force. TASER technology protects life, and the use of TASER devices dramatically reduces injury rates for police officers and suspects. For more information about TASER technology, please call (800) 978-2737 or visit our website at www.TASER.com.
Note to Investors
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such forward-looking statements.
TASER International assumes no obligation to update the information contained in this press release. These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) market acceptance of our products; (2) our ability to establish and expand direct and indirect distribution channels; (3) our ability to attract and retain the endorsement of key opinion-leaders in the law enforcement community; (4) the level of product technology and price competition for our products; (5) the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; (6) risks associated with rapid technological change and new product introductions; (7) competition; (8) litigation including lawsuits resulting from alleged product related injuries and death; (9) media publicity concerning allegations of deaths and injuries occurring after use of the TASER device and the negative effect this publicity could have on our sales; (10) TASER device tests and reports; (11) product quality; (12) implementation of manufacturing automation; (13) potential fluctuations in our quarterly operating results; (14) financial and budgetary constraints of prospects and customers; (15) order delays; (16) dependence upon sole and limited source suppliers; (17) negative reports concerning the TASER device; (18) fluctuations in component pricing; (19) government regulations and inquiries; (20) dependence upon key employees and our ability to retain employees; (21) execution and implementation risks of new technology; (22) ramping manufacturing production to meet demand; (23) medical and safety studies; (24) field test results; and (25) other factors detailed in our filings with the Securities and Exchange Commission, including, without limitation, those factors detailed in the Company’s Annual Report on Form 10-K and its Form 10-Qs.
The statements made herein are independent statements of TASER International, Inc. The inclusion of any third parties does not represent an endorsement of any TASER International products or services by any such third parties.
For further information contact Marcy Rigoni, Manager of Investor Relations at Marcy@TASER.com or call 800-978-2737 ext. 2011, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., 480-905-2002.
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TASER International, Inc.
Statements of Income
(Unaudited)

	For the Three Months Ended
	September 30, 2008	September 30, 2007
Net Sales	$22,859,459	$28,533,419

Cost of Products Sold:
Direct manufacturing expense	6,286,067	8,897,407
Indirect manufacturing expense	2,677,850	3,629,240

Total Cost of Products Sold	8,963,917	12,526,647

Gross Margin	13,895,542	16,006,772

Sales, general and administrative expenses	9,055,060	8,145,117
Research and development expenses	3,331,697	978,011

Income from Operations	1,508,785	6,883,644

Interest and other income, net	269,718	519,671

Income before income taxes	1,778,503	7,403,315
Provision for income taxes	1,160,730	1,249,277

Net income	$617,773	$6,154,038

Income per common and common equivalent shares
Basic	$0.01	$0.10
Diluted	$0.01	$0.09

Weighted average number of common and common equivalent shares outstanding
Basic	61,714,889	62,950,482
Diluted	63,313,702	66,186,297

TASER International, Inc.
Statements of Income
(Unaudited)

	For the Nine Months Ended
	September 30, 2008	September 30, 2007
Net Sales	$66,447,272	$69,698,610

Cost of Products Sold:
Direct manufacturing expense	19,877,521	20,844,866
Indirect manufacturing expense	6,306,617	8,426,684

Total Cost of Products Sold	26,184,138	29,271,550

Gross Margin	40,263,134	40,427,060

Sales, general and administrative expenses	27,925,704	24,071,952
Research and development expenses	8,463,231	3,211,646
Litigation judgment expense	5,200,000	—

Income (loss) from Operations	(1,325,801)	13,143,462

Interest and other income, net	1,492,448	1,453,073

Income before income taxes	166,647	14,596,535
Provision for income taxes	348,023	4,248,735

Net Income (loss)	$(181,376)	$10,347,800

Income (loss) per common and common equivalent shares
Basic	$(0.00)	$0.17
Diluted	$(0.00)	$0.16

Weighted average number of common and common equivalent shares outstanding
Basic	62,568,846	62,441,170
Diluted	64,419,832	65,434,448

TASER International, Inc.
Balance Sheets
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$42,499,289	$42,801,461
Short-term investments	—	8,499,978
Accounts receivable, net	11,600,310	11,691,553
Inventory	17,475,342	13,506,804
Prepaids and other assets	1,852,565	4,318,661
Current deferred income tax asset	7,037,158	15,608,325

Total Current Assets	80,464,664	96,426,782
Long-term investments	5,002,858	9,006,493
Property and equipment, net	26,454,698	23,599,680
Deferred income tax asset	12,908,482	6,724,104
Intangible assets, net	2,253,026	1,925,139
Other long-term assets	29,828	81,203

Total Assets	$127,113,556	$137,763,401

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$11,966,847	$10,088,139
Current deferred revenue	2,168,629	1,694,644
Customer deposits	292,308	266,728
Deferred insurance settlement proceeds	—	404,848
Current portion of capital lease obligations	—	19,257

Total Current Liabilities	14,427,784	12,473,616
Capital lease obligations, net of current portion	—	11,695
Deferred revenue, net of current portion	3,971,877	3,541,267
Liability for unrecorded tax benefits	1,056,619	1,100,073

Total Liabilities	19,456,280	17,126,651

Commitments and Contingencies	—	—

Stockholders’ Equity
Common stock	638	635
Additional paid-in capital	86,612,560	86,911,381
Treasury stock	(14,708,237)	(2,208,957)
Retained earnings	35,752,315	35,933,691

Total Stockholders’ Equity	107,657,276	120,636,750

Total Liabilities and Stockholders’ Equity	$127,113,556	$137,763,401

TASER International, Inc.
Selected Statement of Cash Flows Information
(Unaudited)

	For the Nine Months Ended
	September 30, 2008	September 30, 2007
Net income (loss)	$(181,376)	$10,347,800
Depreciation and amortization	1,945,526	1,843,272
Stock-based compensation expense	1,396,113	1,007,814
Net cash provided by operating activities	4,611,061	6,681,548
Net cash provided (used) by investing activities	7,266,023	(1,005,470)
Net cash provided (used) by financing activities	(12,179,256)	2,536,642
Cash and Cash Equivalents, end of period	$42,499,289	$26,986,405
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